Exhibit 99.1

Corporate Governance

TO:	Directors and Officers Subject to Section 16

FROM:	Matt Lepore

RE:	Notice of Potential Special Trading Blackout in Connection with Zoetis Exchange Offer

DATE:	May 29, 2013

This notice of a potential special trading blackout (the “Special Blackout”) applicable to Pfizer securities is being provided as required by federal law in connection with Pfizer’s offer (the “Exchange Offer”) to exchange up to 400,985,000 shares of class A common stock of Zoetis Inc. (“Zoetis Shares”) for shares of Pfizer common stock (“Pfizer Shares”) pursuant to the Prospectus dated May 22, 2013 (the “Prospectus”).

This notice is being provided in order to notify you that directors of Pfizer and officers of Pfizer who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, may be prohibited, from June 14, 2013, at 4 p.m. Eastern Daylight time, through the week ending on July 5, 2013, from purchasing, selling or otherwise acquiring or transferring Pfizer Shares or derivative securities with respect to Pfizer Shares that you acquired in connection with your service or employment as a director or officer of Pfizer (or any successor or subsidiary corporation). It is possible that the Special Blackout may be extended beyond that period. You will be notified of any changes in these dates. The Special Blackout will be imposed if 50% or more of the participants or beneficiaries located in the U.S., its territories and possessions under individual account plans maintained by Pfizer, including the Pfizer Savings Plan, the Pfizer Savings Plan for Employees Resident in Puerto Rico, the Searle Puerto Rico Savings Plan 1165(e) and the Wyeth Union Savings Plan (collectively, the “Plans”), direct the trustee for the applicable Plan (or its designated agent) to exchange in the Exchange Offer some or all of the Pfizer Shares held in eligible Pfizer common stock funds (the “Pfizer Stock Funds”) attributable to their Plan accounts.

The Special Blackout may be imposed because, in connection with administering the Exchange Offer, the third-party administrator of the Plans (or its designated agent) will impose restrictions on certain transactions involving exchanging participants’ accounts and the Pfizer Stock Funds for more than three consecutive business days. During that time, exchanging participants will be unable to transfer their account balances out of the Pfizer Stock Funds, obtain any distributions, obtain withdrawals of accounts balances invested in the Pfizer Stock Funds or obtain loans from the Pfizer Stock Funds.

With certain exceptions, applicable federal law and regulations require the imposition of a blackout on directors and Section 16 officers if 50% or more of the participants in all individual account plans of a company are prohibited from engaging in transactions with respect to the company’s equity securities in their plan accounts for more than three consecutive business days, and also require the company to provide its directors and Section 16 officers and the SEC with advance notice of such a blackout.

As a result, although we don’t know at this time if 50% or more of Plan participants will actually participate in the Exchange Offer and, thus, whether the Special Blackout will be imposed, we are required to prepare for the possible imposition of a blackout under the terms set forth in this notice. If we determine that fewer than 50% of the Plan participants actually participate in the Exchange Offer, the Special Blackout will not be imposed.

If the Special Blackout is imposed, it will prohibit you from purchasing, selling or otherwise acquiring or transferring those Pfizer Shares or derivative securities (options, puts, calls, straddles, etc.) noted above, whether or not you hold Pfizer Shares in any of the Plans and whether or not you participate in the Exchange Offer. This prohibition also will apply to your spouse and minor children, if any, anyone who lives in your household and anyone who is financially dependent on you. If the Special Blackout is imposed, it will not prohibit you from (i) exchanging Pfizer Shares for Zoetis Shares in the Exchange Offer; (ii) reinvesting dividends under the Pfizer Shareholder Investment Program; or (iii) after preclearing with Pfizer Corporate Governance, making gifts of Pfizer Shares.

If the Special Blackout is imposed, then, during the blackout period and for a period of two years after the expiration of the blackout period, you may obtain, without charge, information about this notice or about the actual beginning and ending dates of the Special Blackout by contacting me, as follows:

Matthew Lepore

Vice President and Corporate Secretary

Pfizer Inc.

235 East 42nd Street

New York, New York 10017

Telephone number: 212 733-2323

Important Legal Information

No statement in this document is an offer to purchase or a solicitation of an offer to sell securities. The solicitation and the offer to exchange Pfizer Shares are made only pursuant to the Exchange Offer described in the Prospectus. The Prospectus contains important information that should be read carefully before any decision is made with respect to the Exchange Offer. Such materials have been made available to Pfizer’s stockholders at no expense to them. In addition, such materials (and all other offer documents filed with the SEC) are available at no charge on the SEC’s website: www.sec.gov.

Matthew Lepore

Vice President and Corporate Secretary

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